Exhibit 10.9

{Note: A “[*]” indicates that material has been omitted pursuant to a request for confidential treatment and that the material has been filed separately.}

SOFTWARE DECODE LICENSE AGREEMENT

This Non-Exclusive Software Decode License Agreement is made and entered into as of January 7, 2005 (this “Agreement”) by and between Showlei Associates, a Nevada corporation whose mailing address is P.O. Box 891028, Temecula, CA 92589-1028 (hereinafter “Showlei”) and ICOP Digital, Inc., Commerce Terrace, 11011 King Street, Suite 260, Overland Park, Kansas 66210 (hereinafter “ICOP”)

RECITALS

WHEREAS, Showlei owns certain proprietary technology in the form of algorithms, software and hardware designs, patents, trade secrets and know-how, all relating to the field of image processing, specifically to the efficient coding and compression, decoding and decompression, of video images based on algorithms and methods (collectively, “Technology”, as more specifically defined below), and;

WHEREAS, ICOP desires to acquire from Showlei, and Showlei is willing to grant to ICOP, a non-exclusive right to use Source Code for Software Decode, as more specifically defined below, and;

WHEREAS, ICOP desires to acquire from Showlei, and Showlei is willing to grant to ICOP, a supply of VISA semiconductor chips, as more specifically defined below, and;

NOW, THEREFORE, the parties hereto agree as follows:

DEFINITIONS:

(i) TECHNOLOGY – Technology”, as used herein, shall mean and refer to the algorithms, software and hardware designs, and methods relating to the field of image processing, specifically to the efficient coding and compression, decoding and decompression of video images, described in Differential Order Video Encoding System, US Patent #5,739,861, issued Apr.14, 1998.  Japan Patent #3441736 issued Sept. 2, 2003. Canada Patent #2,252,545, issued July 13, 2004 and Patents Pending in E.U. and Korea, as well as certain related trade secrets, including invention, know-how, trade secret, function, design and any other features related to software that embody or are based upon the patents referred to herein and/or other proprietary intellectual property contained in Source Code.  The term “Technology” shall not include, mean or refer to, and nothing contained anywhere in this Agreement shall confer or be deemed to confer upon ICOP any rights in or to, any of the algorithms, software and/or hardware designs, and methods relating to the field of image processing described in US Patents 5,164,819 (Method and System for Coding and Compressing Color Video Signals) issued November 17, 1992, and US Patent 5,448,296 (Variable Parameter Block Coding and Data Compression System) issued September. 5, 1995.

(ii) VISA SEMICONDUCTOR CHIPS – The term “VISA chip(s)”, as used herein, shall mean and refer to the Semiconductors manufactured for Showlei by third party(s) that incorporate or employ, in whole or in part, Technology as a semiconductor product that performs the function of encoding and/or decoding video images, more specifically described in detail in the Specification for Video Encoder/Decoder ASIC (VISA) attached hereto as “Attachment A” and made a part hereof.

(iii) SOFTWARE DECODE – The term “Software Decode”, as used herein, shall mean software for use by a programmable computer that performs the function, in whole or in part, of decoding, reconstructing and displaying video images based on Technology as a software product specifically excluding Software Encode and also specifically excluding VISA chip.

(iv) SOFTWARE ENCODE - The term “Software Encode”, as used herein, shall mean software for use by a programmable computer that performs the function, in whole or in part, of encoding video images based on Technology as a software product specifically excluding Software Decode and also specifically excluding VISA chip.

(v) SOURCE CODE – The Term “Source Code” as used herin shall mean the C language programs and supporting documentation entitled SLview Source Code, attached hereto in the form of a CD copy as “Attachment B” and made a part hereof.

1.0  LICENSE

1.1) GRANT OF LICENSE – Showlei hereby grants to ICOP the non-exclusive right to design, manufacture, use, sell, and distribute Software Decode worldwide.  The Source Code for Software Decode delivered to ICOP by Showlei is, and shall remain, the sole proprietary property of Showlei.  Neither ICOP nor any of its customers shall have any right to sublicense any third party to, or grant any form of license, to disclose, duplicate, copy, or distribute the Source Code in any manner or respect.  The foregoing notwithstanding, ICOP shall have right to incorporate Source Code in software for use, sale and distribution in its own products under the terms and subject to the conditions herein.  Nothing contained herein shall be construed as to grant the right to manufacture or produce, or cause to be manufactured or produced, semiconductor chips employing Technology.

1.2) OTHER LICENSES – ICOP expressly understands and agrees that Showlei has granted, or may grant in the future, licenses to others for Software Decode covering the same or similar rights as granted to ICOP hereunder.

1.3) SUPPLY of VISA CHIPS – Showlei hereby agrees to sell VISA chips to ICOP as set forth herein.  OKI Denki (Electric) in Japan manufactures VISA chips under contract with Showlei.  ICOP will place Purchase Orders with Showlei Associates.  Shipment will be made directly to a destination designated by ICOP.  Normal delivery is 90 days after receipt of Purchase Order.  The minimum order quantity is [*].  Payment terms are 50% paid with Purchase Order and balance due on delivery to destination.  The price per chip, F.O.B. Tokyo, Japan, will be JP¥[*] each, plus Japan consumption tax, which is currently 5%.  Payment shall be made to Showlei Associates, by electronic funds transfer to a bank designated by Showlei, in US$, converted from JP¥ at the exchange rate reported by Bloomberg.com at the close of business on the last business day before payment is made.  Showlei agrees to negotiate in good faith for reductions in price and/or better terms and/or minimum order quantities less than [*] for the sale of VISA chips to ICOP and warrants that it will not sell VISA chips to others for prices or other terms that are more favorable than those offered to ICOP.

1.4) WARRANTIES – Showlei warrants that Showlei has sufficient right, title and interest in the Technology to make this Agreement, and that Showlei is the sole person having the right to grant the license provided in the Agreement.  To Showlei’s best knowledge, ICOP shall have the right of quiet enjoyment of all the rights granted by Showlei to ICOP under this Agreement without violation of any third party copyright, trade secret, trademark or patent law of the United States, and the grant of this license does not violate the intellectual property rights of any third party under US law.  It is expressly agreed and understood that ICOP will take full responsibility for any warranties provided by ICOP to any third parties.  VISA chips will be warranted against defects for 90 days from date of shipment.  The VISA chip warrantee shall be limited to replacement or refund of the purchase price, at Showlei’s sole discretion, for any defective chips returned to Showlei.  In no case will Showlei be liable for incidental or consequential damages arising out of any defective VISA chips.

2.0) OBLIGATIONS - Showlei’s obligations pursuant to the license granted hereunder are limited to granting license for use of the Technology as provided hereunder, providing a copy of Source Code for Software Decode, providing reasonable engineering assistance for purposes of explaining technical information to technical personnel of ICOP, and supplying VISA chips on the terms and conditions as defined herein.  ICOP hereby agrees to take full responsibility for any modification of, and the implementation, maintenance and operation of, any information provided by Showlei, including Source Code.  Normally Source Code would be imbedded in a software application including interface to data input, data output, and user interface.  Showlei has no obligation regarding the incorporation of Source Code into any specific application.  ICOP has satisfied themselves as to the operability, fitness and function of Technology before entering into this Agreement.  ICOP hereby agrees to indemnify and hold harmless Showlei from any damages or disputes with third parties arising out of the use of Technology by ICOP.  Showlei makes no representations as the fitness or suitability of Technology for any particular purpose.

3.0)                             FEES AND ROYALTY FOR THE RIGHTS GRANTED UNDER THIS AGREEMENT:

3.1) INITIATION FEE – As partial consideration for the rights granted hereunder, ICOP shall issue 200,000 shares of common stock in ICOP.  The 200,000 shares shall be of the same kind, class and restrictions as those shares sold by ICOP to private investors within the previous 6 months.

3.2) ROYALTIES – As further consideration for the license granted hereunder, ICOP shall pay to Showlei royalties for products sold by ICOP that use Technology in amounts of [*] for each ICOP digital video recording unit sold to third parties and [*] for each ICOP office system server sold to third parties.

3.3) PAYMENT OF ROYALTIES – ICOP will pay, by bank wire transfer to a bank account designated by Showlei, accrued royalties to Showlei within one (1) month after the end of each 3-month period ending March 31, June 30, September 30 and December 31.  The first such period may be less than 3 months, and payments will commence at the end of the first such period after the date of this Agreement.  Each such payment period is hereinafter referred to as a “Royalty Payment Period”.

3.4) VERIFICATION OF ACCOUNTS – At the ending of each Royalty Payment Period, ICOP will prepare and deliver to Showlei a statement showing the total products or sold during the previous Royalty Payment Period and the amount of Royalties payable thereon, signed by a responsible representative of ICOP.  ICOP shall maintain full and accurate records and accounts of all data necessary for preparation of such statements and retain such records relating to each statement submitted hereunder for three (3) full calendar years after furnishing that statement to Showlei.  Qualified accountants appointed and paid for by Showlei may audit statements, records and accounts referred to herein, upon request of Showlei, from time to time, but not more often than twice in any calendar year.  In the event that any such audit discloses a deficiency in the amount of Royalties that should have been paid in respect of one or more Royalty Payment Periods, ICOP shall pay to Showlei within 5 business days the full amount of any such deficiency, together with compound interest on the amount of such deficiency calculated at the rate of ten percent per annum in the event that the deficiency exceeds two percent of the amount of Royalties that should have been paid in respect of the Royalty Payment Period in question.

4.0) CHANGES – Showlei shall have the right at all times to make changes to the “Technology” in the form of improvements, additions, deletions or other modifications, and any such changes made by Showlei will be made subject of the license granted hereunder.  Neither party will make or offer any new or derivative technology that would circumvent this Agreement.

5.0) CONFIDENTIALITY – All Confidential Information is the owning party’s property.  Showlei and ICOP shall not disclose to a third party any confidential or proprietary information obtained pursuant to this Agreement and will bind their respective employees and/or agents to usual and customary Confidentiality Agreements to enforce such confidentiality.  The “Source Code” delivered hereunder is highly confidential and shall not be disclosed by ICOP to any third party without the express written consent of Showlei.  A Confidential and Non-Disclosure Agreement shall accompany any request for such consent with any such third party that is at least as restrictive as any Confidential and Non-Disclosure Agreement between ICOP and Showlei.

6.0) TERM AND TERMINATION– This Agreement shall become effective on the date first written above and shall remain in effect for 10 years from effective date.  This Agreement shall be automatically renewed for additional terms of ten years each (each a “Renewal Term”) unless ICOP or Showlei gives written notice to the other of its desire to have the Agreement expire at the end of initial term or any Renewal Term at least ninety days prior to such expiration.  In the event any payments called for hereunder remain unpaid for 90 days from the date that such payments should be made, this Agreement shall automatically terminate without any action required by either party.  Then, in that event, ICOP shall return to Showlei all intellectual property, including, but not limited to, Source Code, that may have been released to ICOP, free of any encumbrances or claims, and ICOP shall cease immediately to use any such intellectual property.

7.0) EFFORTS – ICOP agrees to use ICOP’s best efforts to aggressively pursue all business opportunities for the sale or distribution of products that employ Technology.

8.0) GENERAL

8.1) ASSIGNMENT – This Agreement shall not be assigned, in whole or in part, by ICOP without the prior written consent of the Showlei.  Showlei reserves the right to assign this Agreement for any reasonable business purpose, and if such assignment is made, ICOP agrees to make any payments due hereunder to any such assignee.

8.2) FORCE MAJEURE – Neither party shall be responsible for the failure of performance due to causes beyond its control, including, but not limited to, accidents, acts of God, labor disputes, actions of any Government agency and shortage of materials.

8.3) COMMUNICATIONS – All communications shall be delivered by hand, by courier services, by registered or certified mail, or by Facsimile, addressed to the other party at the address given in this Agreement or to another address which may subsequently be specified in writing by a party.  Communications shall be effective as of the date it is delivered personally, by Facsimile, by hand, or by courier service or for communications sent by mail, the earlier of the date of receipt, or five (5) business days after the postmark date.

8.4) ENTIRE AGREEMENT – This Agreement supersedes and merges all prior proposals and understandings, written or oral, relating to the subject matter of this Agreement.  This Agreement may not be modified except in writing, signed by Authorized Executive Officers of both parties, and expressly referring to this Agreement.

8.5) PURCHASE ORDERS – Any purchase order or other document issued by ICOP to Showlei is for administrative convenience only.  In the event of any conflicting term or condition between this Agreement and any purchase order or other document issued by ICOP, this Agreement shall prevail.

8.6) WAIVER – The waiver of one breach or default shall not constitute the waiver of any subsequent breach or default, shall not act to amend or negate the rights of the parties.

8.7) DEFINITION AND SECTION HEADINGS – Singular terms shall be construed as plural, and vice versa, where the context requires.  Sections are a matter of convenience and shall not be considered part of this Agreement.

8.8) GOVERNING LAW AND VENUE – This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of California, excluding choice of law provisions thereof. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the Federal or State of California Courts.  The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than those specified in this section.  Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this section, and stipulates that the Federal and State of California courts shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy or proceeding arising out of or related to this Agreement.  Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement.  Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.  The prevailing party in any suit instituted under this Agreement will be entitled to recover all costs, expenses and reasonable attorney’s fees incurred in such suit.

8.9) EFFECT OF INVALID SECTION – If any provision of this Agreement is declared invalid by any tribunal, then such provision shall automatically be adjusted to the minimum extent necessary to the requirements for validity as declared at such time and as so adjusted, shall be deemed a provision of Agreement as though originally included herein.  In the event that the provision invalidated is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as though such provision had never been included herein.  In either case, the remaining provisions of this Agreement shall remain in effect.

8.10) INDEMNIFICATION –Showlei agrees to hold ICOP harmless from any claim by third parties if such claim is based on willful or negligent conduct of Showlei.  ICOP agrees to hold Showlei harmless from any claim by third parties of such claim is based on willful or negligent conduct of ICOP.  Both ICOP and Showlei agree to act in concert with each other in the defense of any such claims or any lawsuits by third parties, arising out of this Agreement.

8.11) INSOLVENCY – In the event of liquidation, dissolution, bankruptcy proceeding, assignment for benefit of creditors or inability to satisfy financial obligations hereunder by either party, this Agreement shall become null and void and neither party shall have any future obligation under this Agreement.  In any such event by ICOP, ICOP shall return to Showlei all intellectual property that may have been released to ICOP by Showlei free of any encumbrances or claims.

8.11) ATTORNEY FEES AND COSTS – The prevailing party in any suit instituted under this Agreement will be entitled to recover all costs, expenses and reasonable attorney’s fees incurred in such suit.

IN WITNESS WHEREOF, the parties hereto have executed duplicate originals of this Agreement as of the day and year first above written by their duly authorized representatives.

“SHOWLEI”		“ICOP”
Showlei Associates		ICOP Digital, Inc.

By:	/s/ John Music	By:	/s/ David C. Owen

John Music, President

David C. Owen, President